Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No.1 to the Registration Statement on Form S-1 of Spero Therapeutics, Inc. of our report dated August 25, 2017, except for the effects of the reverse stock split discussed in Note 17 to the consolidated financial statements, as to which the date is October 23, 2017, relating to the financial statements, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 23, 2017